Exhibit 4.1(a)

EXECUTION COPY

AMENDMENT NO. 15 TO THE AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 15 TO THE AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of April 29, 2013 is among VOLT FUNDING CORP., a Delaware corporation (the “Seller”), VOLT INFORMATION SCIENCES, INC., a New York corporation, in its individual capacity (“Volt”) and in its capacity as servicer (in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (“Market Street”), as a Buyer (the “Buyer”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, (“PNC”), as Buyer Agent for Market Street, (the “Buyer Agent”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrator (in such capacity, the “Administrator”).

BACKGROUND

WHEREAS, in accordance with the terms of that certain Amended and Restated Receivables Purchase Agreement dated as of June 3, 2008, among the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator (as amended, supplemented and/or otherwise modified prior to giving effect to this Amendment, the “Amended and Restated Receivables Purchase Agreement”), Volt has delivered its audited financial statements for its fiscal years ended November 1, 2009 and October 31, 2010, along with restated financials for its fiscal year ended November 2, 2008; and

WHEREAS, Volt anticipates there may be a further delay in the delivery of its audited financial statements for its fiscal year ended October 30, 2011; and

WHEREAS, in light of the foregoing, and in furtherance of the continuation of the securitization program maintained under the Amended and Restated Receivables Purchase Agreement, the parties hereto desire to further amend the Amended and Restated Receivables Purchase Agreement in order to (among other things) extend the Expiration Date, extend the date for delivery of such financial statements, increase Market Street’s Maximum Net Investment, and add a Subsidiary Originator, all in the manner and to the extent provided in this Amendment;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.          Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Amended and Restated Receivables Purchase Agreement.

SECTION 2.          Amendment to Recitals to Amended and Restated Receivables Purchase Agreement.  Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the recitals to the Amended and Restated Receivables Purchase Agreement are hereby amended and restated to read in their entirety as follows:

WHEREAS, the Seller, Three Rivers Funding Corporation, a Delaware corporation (“TRFCO”), and the Company, as Servicer, are parties to that certain Receivables Purchase Agreement, dated as of April 12, 2002, as heretofore amended, supplemented or otherwise modified from time to time (the “Existing Agreement”); and

WHEREAS, the Company is engaged in part, and the Subsidiary Originators (as this and the other capitalized terms used but not defined in these recitals are defined in Section 1.01 below), are engaged in full, in the business of providing staffing solutions to their customers (or in related businesses included within that same business segment) (collectively, the “Staffing Solutions Business”); and

WHEREAS, the Originators, in the ordinary course of the Staffing Solutions Business, generate trade receivables resulting from their sale of merchandise and the rendering of services to their customers with regard to such business (the “Staffing Solutions Receivables”); and

WHEREAS, the Subsidiary Originators heretofore have transferred, and hereafter may from time to time transfer, their respective Staffing Solutions Receivables to the Company pursuant to the Subsidiary Sale Agreements; and

WHEREAS, the Company heretofore has transferred, and hereafter may from time to time transfer, to the Seller the Staffing Solutions Receivables generated by the Subsidiary Originators (and acquired by the Company pursuant to the Subsidiary Sale Agreements), as well as Staffing Solutions Receivables generated by the Company, pursuant to that certain Receivables Sale and Contribution Agreement dated as of April 12, 2002 between the Company and the Seller, as heretofore amended, supplemented or otherwise modified, as amended by the Omnibus Amendment Agreement, and hereafter further amended, supplemented or otherwise modified from time to time (the “Sale Agreement”); and

WHEREAS, the Seller heretofore has created, and hereafter may continue, a pool of such Staffing Solutions Receivables; and

WHEREAS, TRFCO heretofore from time to time purchased from the Seller undivided percentage ownership interests in the pool of receivables pursuant to and in accordance with the terms of the Existing Agreement; and

WHEREAS, in connection with the execution of this Agreement TRFCO assigned all of its right title, interest and obligations in the Participation Interest, the Existing Agreement and all other Purchase Documents (as defined under the Existing Agreement) to Market Street Funding LLC, a Delaware limited liability company (“Market Street”), and Relationship Funding Company, LLC, a Delaware limited liability company (“Relationship Funding”), the sole Buyers as of the Closing Date, in the amounts set forth on the Omnibus Assignment and Assumption Agreement, dated as of the date hereof, among the Seller, Market Street, Relationship Funding, Fifth Third, PNC, the Administrator, TRFCO, Mellon Bank, N.A., the Originators and the Servicer (the “Omnibus Assignment Agreement”); and

WHEREAS, the Buyers from time to time hereafter may purchase from the Seller undivided percentage ownership interests in the pool of receivables pursuant to and in accordance with the terms hereof; and

WHEREAS, the parties hereto wish to amend and restate the Existing Agreement on the terms hereof;

SECTION 3.          Other Amendments to Amended and Restated Receivables Purchase Agreement.  Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Amended and Restated Receivables Purchase Agreement is hereby further amended as follows:

(a)           The following definitions in Section 1.01 of the Amended and Restated Receivables Purchase Agreement are hereby amended and restated to read in their respective entirety as follows:

“Administrator” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which (a) banking institutions are authorized or obligated to close in the State of New York, (b) banking institutions are authorized or obligated to close in the Commonwealth of Pennsylvania, (c) there is a public holiday under the Laws of the Commonwealth of Pennsylvania or the State of New York, or (d) SIFMA recommends as a closed day for the United States bond market.

“Company” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Fifth Third” shall mean Fifth Third Bank.

“Lockbox Account” shall mean an account owned and maintained by the Seller with a Permitted Lockbox Bank for the purpose of depositing payments (including electronic payments) made by Obligors.

“Office” shall mean, when used in connection with the Administrator, a Buyer or a Buyer Agent, its respective office located at the address set forth below its signature page hereto, or when used in connection with the Company or the Seller, its respective office located at 1065 Avenue of the Americas, New York, New York 10018, or at such other office or offices of the Administrator, the Buyers, the Buyer Agents, the Company or the Seller or branch, subsidiary or Affiliate of any thereof as may be designated in writing from time to time by any party hereto to the other parties hereto.

“Omnibus Amendment Agreement” shall mean the Omnibus Amendment Agreement dated as of the date hereof among the Seller, the Company, Volt Management, Volt Technical, P/S, Market Street, Relationship Funding, PNC, and Fifth Third.

“Originators” shall mean the Company and the Subsidiary Originators, collectively.

“PNC” shall mean PNC Bank, National Association, a national banking association.

“P/S” shall mean P/S Partner Solutions, Ltd., a Delaware corporation formerly known as PS Payrolling, Ltd.

“P/S Sale Agreement” shall mean that certain Receivables Purchase and Sale Agreement dated as of May 23, 2006 between P/S and the Company, as heretofore amended, supplemented or otherwise modified, as amended by the Omnibus Amendment Agreement, and as hereafter further amended, supplemented or otherwise modified from time to time.

“Seller” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Subsidiary Originators” shall mean, collectively: (a) Volt Management; (b) Volt Technical, prior to its merger with and into Volt Management in May 2009; (c) P/S, from and after May 23, 2006; and (d) VMC Consulting, from and after April 29, 2013.

“Subsidiary Sale Agreements” shall mean, collectively, the Volt Management Sale Agreement, Volt Technical Sale Agreement, P/S Sale Agreement and VMC Consulting Sale Agreement, in each case as and to the extent in effect from time to time.

“Volt Management” shall mean Volt Management Corp., a Delaware corporation.

“Volt Management Sale Agreement” shall mean that certain Receivables Purchase and Sale Agreement dated as of April 12, 2002 between Volt Management and the Company, as heretofore amended, supplemented or otherwise modified, as amended by the Omnibus Amendment Agreement, and as hereafter further amended, supplemented or otherwise modified from time to time.

“Volt Technical” shall mean Volt Technical Resources, LLC, originally a Delaware corporation known as Volt Human Resources, Inc., and thereafter a Delaware limited liability company prior to its merger with and into Volt Management in May 2009.

“Volt Technical Sale Agreement” shall mean that certain Receivables Purchase and Sale Agreement dated as of April 12, 2002 between Volt Technical and the Company, as heretofore amended, supplemented or otherwise modified, as amended by the Omnibus Amendment Agreement, and as hereafter further amended, supplemented or otherwise modified from time to time.

(b)           Clause (i) of the definition of “Expiration Date” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) July 31, 2014,”

(c)           The following defined terms are hereby inserted in Section 1.01 of the Amended and Restated Receivables Purchase Agreement, in each case in its respective proper alphabetical position:

“VMC Consulting” shall mean VMC Consulting Corporation, a Delaware corporation.

“VMC Consulting Sale Agreement” shall mean that certain Receivables Purchase and Sale Agreement dated as of April 29, 2013 between VMC Consulting and the Company, as hereafter amended, supplemented or otherwise modified from time to time

(d)           A new Section 9.01(i)(4) of the Amended and Restated Receivables Purchase Agreement is hereby inserted in its proper numerical position, and shall read in its entirety as follows:

“(4)           Notwithstanding the requirements of subclause (3) and in lieu of those requirements, the Administrator in its discretion instead shall have the right (directly or through its designee, including, without limitation, Protiviti Inc.) to examine Seller’s books and records, directly, to determine the matters referenced in subclause (3).”

(e)           Section 9.03(b)(ii) of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

(ii)          as soon as practicable and in any event within 100 days after the close of each fiscal year of the Servicer during the term of this Agreement, an audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as at the close of such fiscal year and audited consolidated statements of income and cash flows of the Servicer and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied throughout the periods reflected therein, all in reasonable detail and certified (with respect to the consolidated financial statements) by independent certified public accountants of recognized standing selected by the Servicer and satisfactory to the Administrator, whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not satisfactory to the Administrator; provided, however, that with respect to such (1) audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as of the close of the fiscal year ended October 30, 2011 and such audited consolidated statement of income and cash flows of the Servicer and its consolidated subsidiaries for the fiscal year ended October 30, 2011, such balance sheet, statement of income and cash flows shall be furnished to the Administrator and each Buyer Agent no later than July 31, 2013 and (2) audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as of the close of the fiscal year ended October 28, 2012 and such audited consolidated statement of income and cash flows of the Servicer and its consolidated subsidiaries for the fiscal year ended October 28, 2012, such balance sheet, statement of income and cash flows shall be furnished to the Administrator and each Buyer Agent no later than September 30, 2013.

(f)           A new Section 9.03(i)(4) of the Amended and Restated Receivables Purchase Agreement is hereby inserted in its proper numerical position, and shall read in its entirety as follows:

“(4)           Notwithstanding the requirements of subclause (3) and in lieu of those requirements, the Administrator in its discretion instead shall have the right (directly or through its designee, including, without limitation, Protiviti Inc.) to examine Servicer’s books and records, directly, to determine the matters referenced in subclause (3).”

(g)           Market Street’s Maximum Net Investment of $150,000,000 as set forth on signature page “S-1” of the Amended and Restated Receivables Purchase Agreement is hereby amended by deleting “$150,000,000” and inserting in its place “$200,000,000.”

(h)           PNC’s address set forth on signature page “S-2” of the Amended and Restated Receivables Purchase Agreement is hereby amended by deleting the address set forth therein and replacing it with the following address:

“PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue, 4th Floor
Pittsburgh, Pennsylvania 15222-2707”

(i)           Existing Exhibit I to the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety “[Intentionally Omitted]” and a corresponding change shall be made in the table of contents to the Amended and Restated Receivables Purchase Agreement.

SECTION 4.          Representations and Warranties.  Each of the Seller and Servicer hereby represents and warrants to the Buyer, the Buyer Agent and the Administrator, as of the date hereof, as follows:

(a)           the representations and warranties of the Seller and the Servicer contained in Article VIII of the Amended and Restated Receivables Purchase Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no event has occurred and is continuing, or would result from such respective amendment, that constitutes a Termination Event or Potential Termination Event.

SECTION 5.          Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)           Administrator shall have received a fully executed counterpart of this Amendment from each of the parties hereto;

(b)           each representation and warranty of the Seller, Volt, and Servicer contained herein or in any other Purchase Document (after giving effect to this Amendment) shall be true and correct;

(c)           no Termination Event, as set forth in Section 10.01 of the Amended and Restated Receivables Purchase Agreement, shall have occurred and be continuing;

(d)           Administrator shall have received (i) a fully executed copy of (A) the VMC Consulting Sale Agreement (and the other documents delivered in connection therewith), (B) Amendment No. 13 to the Sale Agreement, dated as of the date hereof between the Seller and Volt, (C) Amendment No. 2 to the Receivables Purchase and Sale Agreements, dated as of the date hereof among Volt Management Corp., P/S Partner Solutions, Ltd and Volt and (D) the Eleventh Amended and Restated Fee Letter, dated as of the date hereof, among the Buyer, Buyer Agent and the Seller and (ii) the fees due pursuant to such Eleventh Amended and Restated Fee Letter; and

(e)           all proceedings taken in connection with this Amendment and all documents relating hereto shall be reasonably satisfactory to Administrator, Buyer Agent and the Buyer and their respective counsel, and each such Person shall have received copies of such documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to each such Person.

SECTION 6.          Conditions Subsequent.  No later than 30 days from the date of this Amendment the Servicer shall deliver to the Administrator file stamped copies of UCC-3 terminations for each UCC-1 financing statement (or continuation thereof) naming any Originator or the Seller as a debtor and JPMorgan Chase Bank, N.A. or any affiliate thereof as secured party.

SECTION 7.          Financial Statements.

(a)           For avoidance of doubt, it is understood and agreed that all quarterly financial statements required to be delivered by the Seller on or after the date of this Amendment shall conform to the requirements of Section 9.03(b)(i) of the Amended and Restated Receivables Purchase Agreement; and that the alternative presentation permitted under one or more prior amendments to the Amended and Restated Receivables Purchase Agreement no longer shall apply.

(b)           In the event that preparation of the audited financial statements for its fiscal years ended October 30, 2011 and October 28, 2012 results in the restatement of any prior period financial statements of Volt that previously had been furnished by the Servicer to the Administrator, then, as promptly as practicable following any such restatement, the Servicer shall furnish the Administrator with such restated financial statements.

SECTION 8.          Amendment.  Seller, Servicer, Buyer Agent, Buyer and Administrator hereby agree that the provisions and effectiveness of this Amendment shall apply to the Amended and Restated Receivables Purchase Agreement as of the date hereof.  Except as amended by this Amendment, the Amended and Restated Receivables Purchase Agreement remains unchanged and in full force and effect.  This Amendment is a Purchase Document.

SECTION 9.          THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  This Amendment may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged.  This Amendment may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.  The section and other headings contained in this Amendment are for reference purposes only and shall not control or affect the construction of this Amendment or the interpretation hereof in any respect.

SECTION 10.          Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all outstanding commercial paper notes or other indebtedness of Market Street, it will not institute against or join any other Person in instituting against Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  The agreements set forth in this Section 10 and the parties’ respective obligations under this Section 10 shall survive the termination of this Amendment.

SECTION 11.          Market Street shall not have any obligation to pay any amounts owing hereunder unless and until Market Street has received such amounts pursuant to the Participation Interest and such amounts are not necessary to pay outstanding commercial paper notes or other outstanding indebtedness of Market Street.  In addition, each party hereto hereby agrees that no liability or obligation of Market Street hereunder for fees, expenses or indemnities shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against Market Street unless Market Street has received cash from the Participation Interest sufficient to pay such amounts, and such amounts are not necessary to pay outstanding commercial paper notes or other indebtedness of Market Street.  The agreements set forth in this Section 11 and the parties’ respective obligations under this Section 11 shall survive the termination of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

VOLT FUNDING CORP., as Seller

By:	/s/ Ludwig M. Guarino
Name:	Ludwig M. Guarino
Title:	Senior Vice President & Treasurer

Amendment No.15 to A&R RPA

VOLT INFORMATION SCIENCES, INC., individually and as Servicer

By:	/s/ James Whitney Mayhew
Name:	James Whitney Mayhew
Title:	Senior Vice President & Chief Financial Officer

Amendment No.15 to A&R RPA

MARKET STREET FUNDING LLC, as a Buyer

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Amendment No.15 to A&R RPA

PNC BANK, NATIONAL ASSOCIATION, as a Buyer Agent

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

Amendment No.15 to A&R RPA

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ Robyn Reeher
Name:	Robyn Reeher
Title:	Vice President

Amendment No.15 to A&R RPA